Exhibit 99.2

DATE: Nov. 7, 2011

MEDIA CONTACT: Jeff Pounds (918) 573-3332	INVESTOR CONTACT: Sharna Reingold (918) 573-2078

WPX Energy Announces Offering of Senior Notes

TULSA, Okla. – Williams (NYSE: WMB) announced today that its wholly owned subsidiary, WPX Energy, Inc., is offering an expected $1.5 billion in aggregate principal amount of senior notes in two series (collectively, the “Notes”) to certain institutional investors.

WPX will retain approximately $500 million of the net proceeds from the offering of the Notes and distribute the remainder of the net proceeds to Williams.

WPX will make the offering pursuant to an exemption under the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers of the Notes will offer the Notes only to qualified institutional buyers in reliance on Rule 144A under the Securities Act, or outside the United States to certain persons in reliance on Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under such laws or applicable exemptions from such registration requirements.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes described in this press release, nor shall there be any sale of the Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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This press release may include “forward-looking statements” as defined by federal law. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Williams expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Williams based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Williams, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.